Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2nd QUARTER 2015 EARNINGS

OAKLAND, MARYLAND—August 10, 2015: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders of $1.2 million for the first six months of 2015, compared to $1.3 million for the same period of 2014. Basic and diluted net income per common share for the first six months of 2015 was $.19, compared to basic and diluted net income per common share of $.22 for the same period of 2014. The slight decrease in earnings was due primarily to decreases of $.2 million in net interest income and $.7 million in other operating income due to a decline in net gains. These decreases in income were offset by an $.8 million decrease in provision expense. The net interest margin for the first six months of 2015, the year ended December 31, 2014 and the first six months of 2014, on a fully tax equivalent (“FTE”) basis, was 3.04%, 3.00% and 3.06%, respectively. The increase in the net interest margin for the first six months of 2015 when compared to the margin recorded for the year ended December 31, 2014 was due primarily to the Bank’s cash receipt of $.3 million of deferred interest on one bond in the Collateralized Debt Obligation (“CDO”) portfolio during the first six months of 2015.

Consolidated net income available to common shareholders was $.5 million, or $.08 per common share, for the second quarter of 2015, compared to $.4 million, or $.07 per common share, for the same period of 2014. The increase in earnings for the second quarter of 2015 when compared to the second quarter of 2014 was due to a $.5 million decrease in provision expense, a decrease of $.7 million in OREO expenses and a decrease of $.1 million in dividends attributable to the Series A Preferred Stock. These items were offset by a $.9 million decrease in securities gains and a $.3 million increase in salaries and benefits. The net interest margin for the second quarter of 2015, on a FTE basis, decreased to 3.00% when compared to 3.04% for the same period of 2014.

Financial Highlights Comparing the Three and Six Months Ended June 30, 2015 and 2014:

•	Provision expense for the second quarter of 2015 decreased by $.5 million when compared to the second quarter of 2014. The decrease was driven by lower historical loss factors and lower charge-offs.

•	Allowance for loan losses (the “ALL”) to loans outstanding was 1.40% as of June 30, 2015 compared to 1.44% as of December 31, 2014 and 1.51% as of June 30, 2014 as a result of improving asset quality.

•	Other operating income decreased $.9 million during the second quarter of 2015 when compared to the same period of 2014. This decrease was primarily attributable to a $.9 million decrease in gains on the sale of investment securities held-for-trading relating to four CDOs that had been written down through impairment charges in prior years.

•	Operating expenses remained constant in the first six months of 2015 when compared to the same period of 2014. This was due to a $.6 million decrease in OREO expenses primarily as a result of a reduction in valuation allowances offset by a $.6 million increase in salaries and employee benefits due to increased costs related to the administration of the pension plan and personnel costs.

•	Operating expenses decreased $.4 million in the second quarter of 2015 when compared to the same period of 2014. This decrease was due to a decrease of $.7 million in OREO expenses relating to a reduction in valuation allowances offset by a $.3 million increase in salaries and benefits due primarily to increased pension costs and health care costs.

“During this quarter, First United Corporation successfully repurchased and retired the common stock warrant owned by the U.S. Treasury.  While this caused a slight increase in expense for the quarter, our board believes it will be beneficial to our shareholders.  We continue to be encouraged by the improving asset quality, the increased loan demand in our market areas and the successful shift in our deposit base.  These items will contribute to lower provision expense, higher interest income and lower cost of deposits in future quarters.  Additionally, our trust and investments and brokerage income continues to grow, offsetting reduced service charge income,” stated William B. Grant, Chairman of the Board and Chief Executive Officer.

Balance Sheet Overview

Total assets remained stable at $1.3 billion at June 30, 2015 and December 31, 2014. During the first six months of 2015, cash and interest-bearing deposits in other banks increased $22.5 million, the investment portfolio decreased $17.5 million, Bank Owned Life Insurance increased $6.1 million due to purchases of new general account contracts during the second quarter, and gross loans increased $5.1 million. Total liabilities increased by $6.6 million during the first six months of 2015 due primarily to an increase of $21.8 million in total deposits offset primarily by reductions of $11.5 million in short-term borrowings and $5.0 million in long-term borrowings due to the repayment of First United Corporation’s junior subordinated debentures that matured in March of 2015.

Total investment securities available-for-sale decreased $15.9 million since December 31, 2014. At June 30, 2015, the securities classified as available-for-sale included a net unrealized loss of $4.8 million, which represents the difference between the fair value and amortized cost of securities in the portfolio.

Comparing June 30, 2015 to December 31, 2014, outstanding loans increased by $5.1 million (.61%), commercial real estate (“CRE”) loans increased $5.1 million, acquisition and development (“A&D”) loans decreased $4.4 million, commercial and industrial (“C&I”) loans increased $.3 million, residential mortgages increased by $3.3 million, and the consumer portfolio increased by $.8 million. Approximately 43% of the commercial loan portfolio was collateralized by real estate at June 30, 2015, compared to 44% at December 31, 2014.

Total deposits increased $21.8 million during the first six months of 2015 when compared to deposits at December 31, 2014. With the continued focus of our retail staff to change the mix of the deposit portfolio, we have seen increases in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $10.7 million, traditional savings accounts increased $9.5 million due to continued growth in our Prime Saver product, total demand deposits increased $22.3 million, total money market accounts decreased $6.0 million, time deposits less than $100,000 declined $8.8 million and time deposits greater than $100,000 decreased $5.9 million.

Comparing June 30, 2015 to December 31, 2014, shareholders’ equity increased $4.2 million as a result of decreases of $2.9 million in accumulated other comprehensive loss and $1.2 million in earnings during the first six months of 2015.

The book value of the Corporation’s common stock was $13.29 per share at June 30, 2015, compared to $12.68 per share at December 31, 2014.

At June 30, 2014, there were approximately 6,254,620 outstanding shares of the Corporation’s common stock and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A. On May 26, 2015, the Corporation repurchased an outstanding warrant to purchase 326,323 shares of the Corporation’s common stock that was issued in 2009 in connection with the Corporation’s participation in the United States Department of the Treasury’s Troubled Asset Relief Program Capital Purchase Program. The purchase price was $120,786. The warrant, which was canceled upon its repurchase, had a term of 10 years and an exercise price of $13.79 per share.  As a result of the repurchase, the Treasury has no remaining equity investment in the Corporation.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income on an FTE basis decreased $.3 million (1.5%) during the first six months of 2015 over the same period in 2014 due to a $.8 million (3.4%) decrease in interest income, which was partially offset by a $.5 million (9.7%) decrease in interest expense. The net interest margin in the first six months of 2015 was 3.04% compared to 3.06% for the first six months of 2014.

The decrease in interest income was due to a $10.6 million decrease in average earning asset balances; however, the ten basis point reduction in the rates earned was the largest contributor when comparing the first six months of 2015 to the same period of 2014. The decline was due to the loan portfolio repricing and new loans booked at lower rates. The decrease was offset by an increase in the investment portfolio, primarily related to the cash receipt of $.3 million of deferred interest in the CDO portfolio. The decrease in average earning assets was due to a $27.3 million reduction in investment securities and a $7.3 million decrease in fed funds sold, partially offset by a $27.4 million increase in loans.

Interest expense decreased during the first six months of 2015 when compared to the same period of 2014 due to an overall reduction in the average rate paid on interest-bearing liabilities and a decrease of $22.3 million on our average interest-bearing liabilities. The effect on the average rate paid was an eight basis point decrease from 1.09% for the six months ended June 30, 2014 to 1.01% for the same period of 2015.

Net interest income on an FTE basis decreased $.2 million during the second quarter of 2015 over the same period in 2014 due to a $.4 million (3.7%) decrease in interest income, offset by a decrease of $.2 million (8.6%) in interest expense. The decrease in interest income was primarily due to the decrease in the average rate of loans when comparing the two periods. The net interest margin in the second quarter of 2015 decreased to 3.00% when compared to 3.04% for the three months ended June 30, 2014.

Interest expense decreased during the second quarter of 2015 when compared to the same period of 2014 due to the overall reduction in average interest-bearing liabilities of $20.1 million and the reduction in the average rate paid on long-term borrowings and time deposits over $100,000. The reduction in balances was due to the reduction of $4.1 million in interest-bearing deposits as management continued to focus on shifting the deposit mix and reducing certificates of deposit, a $5.1 million decrease in long-term borrowings and a $10.9 million decrease in short-term borrowings. The overall effect was a seven basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.07% for the three months ended June 30, 2014 to 1.00% for the same period of 2015.

Asset Quality

The ALL decreased to $11.8 million at June 30, 2015, from $12.1 million at December 31, 2014 and $12.5 million at June 30, 2014. The provision for loan losses decreased to $.1 million for the first six months of 2015 compared to $.9 million for the same period of 2014. Net charge-offs decreased to $.4 million for the six months ended June 30, 2015, compared to $2.1 million for the six months ended June 30, 2014. The ratio of the ALL to loans outstanding as of June 30, 2015 was 1.40%, which was less than the 1.51% recorded for the same period last year, due primarily to declines in specific allocations of impaired loans.

The ratio of net charge-offs to average loans for the six months ended June 30, 2015 was an annualized .09%, compared to an annualized .51% for the same period in 2014 and .49% for the year ended December 31, 2014. The CRE portfolio had an annualized net charge-off rate as of June 30, 2015 of .17% compared to an annualized net charge-off rate of .18% as of December 31, 2014. The annualized net charge-off rate for A&D loans as of June 30, 2015 was .87% compared to an annualized net charge-off rate of 2.46% as of December 31, 2014. The ratio for C&I loans improved to a net recovery rate of .04% as of June 30, 2015 compared to a net charge-off rate of .31% as of December 31, 2014. The residential mortgage ratios were a net recovery rate of .05% as of June 30, 2015 and a net charge-off rate of .17% as of December 31, 2014, and the consumer loan ratios were net charge-off rates of .51% and .71% as of June 30, 2015 and December 31, 2014, respectively.

Accruing loans past due 30 days or more decreased to .86% of the loan portfolio at June 30, 2015, compared to 1.62% at December 31, 2014. The decrease for the first six months of 2015 was primarily due to a $7.3 million decrease in past-due accruing residential mortgage term loans.

Comparing the six-month periods ended June 30, 2015 and June 30, 2014, total non-accrual loan balances have declined. Non-accrual loans totaled $11.9 million at June 30, 2015, compared to $11.6 million at December 31, 2014 and $15.2 million at June 30, 2014. Non-accrual loans which have been subject to a partial charge-off totaled $5.0 million at June 30, 2015, compared to $4.6 million at December 31, 2014.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, increased $.3 million during the first six months of 2015 when compared to the same period of 2014. This increase was attributable to increases in trust and brokerage income and earnings on Bank Owned Life Insurance offset by declines in service charge income, primarily NSF income.

Net gains of $5,000 were reported in other income in the first six months of 2015, compared to net gains of $1.0 million during the same period of 2014. The decrease resulted from a reduction in gains on sales of investment securities held-for-trading relating to four CDOs that had been written down through impairment charges in prior years.

Other operating income, exclusive of gains, remained stable during the second quarter of 2015 when compared to the same period of 2014. We saw increases in trust and brokerage income and earnings on Bank Owned Life Insurance. These increases were offset by decreases in service charges, primarily NSF income, and other income.

Net gains of $.1 million were reported in other income in the second quarter of 2015, compared to net gains of $1.0 million during the same period of 2014. The decrease resulted from a reduction in gains on sales of investment securities held-for-trading relating to four CDOs that had been written down through impairment charges in prior years.

Operating expenses remained constant in the first six months of 2015 when compared to the same period of 2014. Comparing the first half of 2015 to the first half of 2014, we recorded a $.6 million decrease in OREO expenses due to reduced valuation allowances offset by a $.6 million increase in salaries and employee benefits due to increased costs related to the administration of the pension plan and health care costs.

Operating expenses decreased $.4 million in the second quarter of 2015 when compared to the same period of 2014. This decrease was due to a decrease of $.7 million in OREO expenses due to decreases in the valuation allowance offset by a $.3 million increase in salaries and benefits due primarily to increased pension costs and health care costs.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company, and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	unaudited			unaudited
	30-Jun	30-Jun	31-Mar	30-Jun	30-Jun
	2015	2014	2015	2015	2014
EARNINGS SUMMARY
Interest income	$11,268	$11,667	$11,423	$22,691	$23,421
Interest expense	$2,493	$2,727	$2,529	$5,022	$5,562
Net interest income	$8,775	$8,940	$8,894	$17,669	$17,859
Provision for loan losses	$52	$577	$74	$126	$941
Other Operating Income	$3,264	$3,132	$3,140	$6,404	$6,136
Net Gains/Losses- other	$102	$1,024	$(97)	$5	$961
Other Operating Expense	$10,616	$10,941	$10,036	$20,652	$20,665
Income before taxes	$1,473	$1,578	$1,827	$3,300	$3,350
Income tax expense	$298	$338	$459	$757	$752
Net income	$1,175	$1,240	$1,368	$2,543	$2,598
Accumulated preferred stock dividends and
discount accretion	$675	$803	$675	$1,350	$1,250
Net income available
to common shareholders	$500	$437	$693	$1,193	$1,348

	Three Months Ended
	unaudited
	30-Jun	30-Jun	31-Mar
	2015	2014	2015
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.08	$0.07	$0.11

Book value	$13.29	$13.15	$13.16
Closing market value	$8.66	$8.77	$9.14
Market Range:
High	$9.46	$9.15	$9.50
Low	$8.36	$7.52	$8.21

Common shares outstanding at period end	6,254,620	6,228,366	6,236,802

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.38%	0.39%	0.41%
Return on average shareholders' equity	4.60%	4.82%	5.01%
Net interest margin	3.00%	3.06%	3.07%
Efficiency ratio	84.00%	80.30%	81.90%

PERIOD END BALANCES	30-Jun	31-Dec	30-Jun
	2015	2014	2014
Assets	$1,343,071	$1,332,296	$1,327,575
Earning assets	$1,156,494	$1,173,913	$1,140,637
Gross loans	$845,090	$839,991	$825,138
Commercial Real Estate	$261,175	$256,064	$267,027
Acquisition and Development	$94,873	$99,301	$98,200
Commercial and Industrial	$93,531	$93,255	$81,171
Residential Mortgage	$370,955	$367,641	$355,188
Consumer	$24,556	$23,730	$23,552
Investment securities	$313,042	$330,566	$312,844
Total deposits	$1,003,095	$981,323	$978,740
Noninterest bearing	$211,023	$201,188	$193,983
Interest bearing	$792,072	$780,135	$784,757
Shareholders' equity	$113,154	$108,999	$111,911

CAPITAL RATIOS	30-Jun	31-Dec	30-Jun
	2015	2014	2014
Period end capital
Tier 1 to risk weighted assets	13.53%	14.23%	13.91%
Common Equity Tier 1 to risk weighted assets	8.89%	N/A	N/A
Tier 1 Leverage	10.32%	11.29%	10.99%
Total risk based capital	15.70%	15.40%	15.33%

ASSET QUALITY
Net charge-offs for the quarter	$(6)	$887	$686
Nonperforming assets: (Period End)

Nonaccrual loans	$11,882	$11,551	$15,233
Loans 90 days past due
and accruing	$415	$529	$1,140
Total nonperforming loans
and 90 days past due loans	$12,297	$12,080	$16,373

Restructured loans	$18,442	$13,684	$17,072
Other real estate owned	$11,587	$12,932	$12,288

Allowance for loan losses
to gross loans, at period end	1.40%	1.44%	1.51%
Nonperforming and 90 day past-due loans
to total loans, at period end	1.46%	1.85%	1.98%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.92%	0.91%	1.23%